Exhibit 4.5

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of                      , 2010, by and among Express Parent LLC, a Delaware limited liability company (“Parent”), Express Investment Corp., a Delaware corporation (“EIC”), Limited Brands Store Operations, Inc., a Delaware corporation (“LBSO”), and EXP Investments, Inc., a Delaware corporation (“EXP” and together with LBSO, “Limited”). EIC and Limited are collectively referred to herein as the “Stockholders” and each individually as a “Stockholder”. Unless otherwise indicated herein, capitalized terms used herein are defined in Section 6 hereof.

WHEREAS, as of the date hereof, Parent will convert (the “Conversion”) from a Delaware limited liability company to a Delaware corporation named Express, Inc. (the “Company”) to effectuate an initial public offering of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to a registration statement filed with the Securities and Exchange Commission (the “Initial Public Offering”);

WHEREAS, the Company is the successor-in-interest to Parent by reason of the Conversion;

WHEREAS, pursuant to the terms of that certain Conversion Agreement dated as of the date hereof (the “Conversion Agreement”), on the day immediately following the date hereof, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) to be dated as of the day immediately following the date hereof, among the Company, EIC, Express Management Investors Blocker, Inc., a Delaware corporation (“EMIB”), Express Management Investors LLC, a Delaware limited liability company (“EMI”, and together with EIC and EMIB, the “Merged Entities”), Multi-Channel Retail Holdings LLC - Series G, a Delaware limited liability company (“MCRH”), and Express Holding, LLC, a Delaware limited liability company, the beneficial owners of the Merged Entities, including MCRH, will receive shares of Common Stock of the Company in connection with the mergers contemplated therein (the “Mergers”);

WHEREAS, immediately following the consummation of the Mergers, MCRH will become a party to this Agreement (and will be deemed to be a Stockholder hereunder from and after such time), as successor-in-interest to EIC, and from and after such time, all references in this Agreement to EIC shall be deemed to mean MCRH; and

WHEREAS, the parties hereto desire to enter into this Agreement to set forth certain rights and obligations of the Stockholders with respect to the Company.

NOW, THEREFORE, the parties to this Agreement agree as follows:

1. Voting Agreement; Board Nomination Rights.

(a) From and after the date hereof and until the provisions of this Section 1 cease to be effective and subject to the terms and conditions of this Agreement, the following holders of Common Stock (or their indirect beneficial owners) shall have the right to nominate persons for election to the Board (each a “Nominee”) as follows (and each Stockholder hereby agrees that such Stockholder shall vote, or cause to be voted, all voting securities of the Company over which such Stockholder has the power to vote or direct the voting, and shall take all other reasonably necessary or desirable actions within such Stockholder’s control (but only in such Stockholder’s capacity as a stockholder of the Company, including without limitation, attendance at meetings in person, via telephone or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings so that each such Nominee shall be elected to the Board):

(i) (x) two representatives nominated by Limited (determined by a vote of a majority of the Common Stock held by Limited) (the “Limited Appointees”), so long as Limited’s Ownership Percentage is at least 50%, and (y) one representative nominated by Limited (determined by a vote of a majority of the Common Stock held by Limited), so long as Limited’s Ownership Percentage is at least 25%;

(ii) (x) three representatives collectively nominated by Golden Gate Capital Investment Fund II, L.P., Golden Gate Capital Investment Fund II-A, L.P., and Golden Gate Capital Investment Annex Fund II, L.P. (the “GGC Funds”) (one of whom shall be nominated by Golden Gate Capital Investment Fund II, L.P., one of whom shall be nominated by Golden Gate Capital Investment Fund II-A, L.P., and one of whom shall be nominated by Golden Gate Capital Investment Annex Fund II, L.P.) (the “GGC Appointees”), so long as EIC’s Ownership Percentage is at least 50%, and (y) two representatives collectively nominated by the GGC Funds (one of whom shall be nominated by Golden Gate Capital Investment Fund II-A, L.P. and one of whom shall be nominated by Golden Gate Capital Investment Annex Fund II, L.P.), so long as EIC’s Ownership Percentage is at least 25%; it being expressly acknowledged and agreed by each Stockholder that each of the GGC Funds shall be express third party beneficiaries of this Section 1(a)(ii) and the related provisions of this Agreement; and

(iii) subject to the provisions of this Section 1, the Board shall determine the size (i.e., number of Board seats) of the Board, which as of the date hereof consists of not less than five (5) Board members, including the Limited Appointees (Timothy J. Faber and Jennie W. Wilson) and the GGC Appointees (David C. Dominik, Stefan L. Kaluzny and Michael A. Weiss).

(b) Notwithstanding the foregoing, in the event that a Person loses its right to nominate a director for election in accordance with Section 1(e) below, the director(s) nominated by such Person may be removed at the request of a majority of the Board (excluding such director or directors) upon the occurrence of such event and the total authorized number of directors may be reduced upon such action by a majority of the Board (excluding such director or directors) by the number of directors that such Person loses its rights to nominate.

(c) The representatives designated hereunder by any Stockholder shall be nominated to serve as a Class I, Class II or Class III director (as defined in the Company’s Certificate of Incorporation), as the case may be, as set forth on the Schedule of Directors attached hereto. The initial term of each Class I, Class II and Class III director shall expire as set forth in the Company’s Certificate of Incorporation. Any director nominated by a Stockholder hereunder to fill a vacancy on the Board shall be designated as the same class of director as the director whose termination of services as a director created such vacancy.

(d) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board and any committee thereof.

(e) Notwithstanding anything to the contrary contained herein,

(i) at such time as Limited’s Ownership Percentage is less than 25%, the rights of Limited under this Section 1 to nominate any Nominee shall terminate automatically and cease to have any further force or effect;

(ii) at such time as EIC’s Ownership Percentage is less than 25%, the rights of the GGC Funds under this Section 1 to nominate any Nominee shall terminate automatically and cease to have any further force or effect; and

(iii) Notwithstanding the foregoing provisions of this Section 1(e), such Stockholder’s agreement set forth herein to vote for Nominees of the other Stockholders shall continue so long as such Stockholder owns any Common Stock.

(f) At every meeting of the Board, or a committee thereof, for which directors are nominated to stand for election by stockholders of the Company, each Stockholder will have the right to select those persons to be nominated for election to the Board for each Retiring Director that was a prior Nominee of such Stockholder in accordance with this Section 1.

(g) If a vacancy occurs because of the death, disability, disqualification, resignation or removal of a Nominee, the Stockholders who nominated such person shall be entitled to nominate such person’s successors in accordance with this Agreement and the Board, subject to a determination of the Board in good faith, after consultation with outside legal counsel that such action would not constitute a breach of its fiduciary duties or applicable law, shall fill the vacancy with such successor Nominee.

(h) If a Nominee is not nominated or elected to the Board because of the Nominee’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board, the Stockholder who nominated such person shall be entitled to nominate promptly another Nominee and the director position for which such Nominee was nominated shall not be filled pending such nomination.

2. Company Obligations.

(a) The Company agrees to use its commercially reasonable efforts to assure that (i) each Nominee is included in the Board’s slate of nominees to the stockholders for each election of directors, and (ii) each Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.

(b) Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be nominated for election to the Board or recommend to the stockholders the election of any Nominee (i) who fails to submit to the Company on a timely basis such questionnaires as the Company may reasonably require of its directors generally and such other information as the Company may reasonably request in connection with the preparation of its filings under the Securities Laws, or (ii) the Board or the Nominating Committee determines in good faith, after consultation with outside legal counsel, that such action would constitute a breach of its fiduciary duties or applicable law or violate the Company’s Certificate of Incorporation; provided, however, that upon the occurrence of either (i) or (ii) above, the Company shall promptly notify the applicable Stockholder of the occurrence of such event and permit the applicable Stockholder to provide an alternate Nominee sufficiently in advance of any Board action, meeting of the stockholders called or written action of stockholders with respect to such election of Nominees and the Company shall use commercially reasonable efforts to perform its obligations under Section 2(a) with respect to such alternate Nominee (provided that if the Company provides at least 45 days advance notice of the occurrence of any such event such alternative Nominee must be designated by the applicable Stockholder not less than 30 days in advance of any Board action, notice of meeting of the stockholders or written action of stockholders with respect to such election of Nominees). The Company shall use commercially reasonable efforts to perform its obligations under Section 2(a) with respect to such alternate Nominee, provided that in no event shall the Company be obligated to postpone, reschedule or delay any scheduled meeting of the stockholders with respect to such election of Nominees.

(c) At any time a vacancy occurs because of the death, disability, resignation or removal of a Nominee, then the Board, or any committee thereof, shall not fill such vacancy until the earliest to occur of (i) such Stockholder has nominated a successor Nominee and the Board has filled the vacancy and appointed such successor Nominee, (ii) such Stockholder fails to nominate a successor Nominee within 30 Business Days after receiving notification of the vacancy from the Company, and (iii) such Stockholder has specifically waived its right under this Section 2(c).

(d) At any time that any Stockholder shall have any nomination rights under Section 1, the Company shall not take any action to reduce the size of the Board from five (5), except as otherwise provided herein.

3. Transfers.

(a) Each Stockholder agrees that until the 18-month anniversary of the consummation of the Initial Public Offering, it will not, nor will it permit any of its Affiliates to, make a distribution without consideration therefor to, in the case of Limited, the public stockholders of Limited Brands, Inc., and in the case of EIC, to the ultimate partners of any investment fund managed by Golden Gate Private Equity, Inc. and its Affiliates.

(b) Prior to a Stockholder Transferring any Common Stock to an Affiliate, such Stockholder will cause such Affiliate to execute and deliver a counterpart hereof to the other parties hereto evidencing such Affiliate’s agreement to be bound by the provisions of this Agreement.

4. Confidentiality.

(a) From and after the date hereof, each Stockholder shall, and shall cause its Subsidiaries and controlled Affiliates to, maintain in confidence and use only in connection with its investment in the Company and for purposes of the business of the Company and its Subsidiaries, all Confidential Information. “Confidential Information” means all information concerning the Company or its Subsidiaries or the financial condition, business, operations or prospects of the Company or its Subsidiaries in the possession of or furnished to any Stockholder (including by virtue of its present or former right to nominate director(s) to the Board). Each Stockholder shall exercise the same care and safeguards with respect to Confidential Information as is used to maintain the confidentiality of its own information of like character, but will, at a minimum, use reasonable care.

(b) Any Stockholder may disclose Confidential Information to its Subsidiaries, Affiliates, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons agree to keep the Confidential Information confidential to the same extent as such disclosing party is required to keep the Confidential Information confidential, solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement; provided that the disclosing party shall remain liable with respect to any breach of this Section 4 by any such Subsidiaries, Affiliates, counsel, advisers, consultants, outside contractors and other agents. Without limiting the generality of the foregoing, it is understood and agreed that neither EIC nor Golden Gate Private Equity, Inc. will provide or disclose any Confidential Information to any portfolio company of Golden Gate Private Equity, Inc.

(c) Notwithstanding Section 4(a) or Section 4(b) above, a Stockholder may disclose such Confidential Information (i) to the extent that the such Person is legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) for purposes of reporting to its stockholders the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements, (iii) to the extent required to be disclosed by applicable law, rule or regulation; provided that in connection with any such disclosure (A) a disclosing party shall only disclose such Confidential Information as is required to be disclosed in connection with the foregoing, (B) to the extent reasonably practicable, a disclosing party shall provide the Company with prompt and advance written notice of any such intended disclosure so that the Company has a reasonable opportunity to limit such disclosure, or (if applicable, and to the extent reasonably practicable) seek a protective order or other appropriate remedy to prevent such disclosure, and (C) a disclosing party shall use its reasonable efforts to seek confidential treatment (consistent with the terms hereof) by the Person to whom such disclosure is made. Each Stockholder acknowledges that money damages would not be a sufficient remedy for any breach of the provisions of this Section 4 and that the Company shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach or threatened breach of this Section 4.

(d) The obligation not to disclose Confidential Information shall not apply to any part of such Confidential Information that (i) is or becomes patented, published, or otherwise part of the public domain other than by acts of a Stockholder in contravention of this Agreement, (ii) is disclosed to a Stockholder by a third party, unless such Confidential Information was obtained by such third party directly or indirectly from a Stockholder hereto on a confidential basis, (iii) prior to disclosure under this Agreement, was already in the possession of the Stockholder, unless such Confidential Information was obtained directly or indirectly from a Stockholder on a confidential basis, or (iv) is independently acquired or developed by a Stockholder other than by acts of a Stockholder in contravention of this Agreement.

5. Information Rights. Until such time as Limited is no longer required to account for its investment in the Company using the equity method of accounting, the Company shall furnish to Limited:

(a) As soon as practicable and, in any event no later than the first Thursday following the end of each fiscal month, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal month and the related unaudited statement of operations for such fiscal month, and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP, setting forth in comparative form the figures for the corresponding fiscal month and portion of the previous fiscal year.

(b) As soon as practicable and, in any event no later than the first Thursday following the end of each fiscal month, the projected statement of operations of the Company and its Subsidiaries for each fiscal month in the succeeding twelve month period.

(c) As soon as practicable and, in any event, no later than the first Thursday following the end of each fiscal year, a preliminary draft unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related preliminary draft unaudited statement of operations for such fiscal year, and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP.

(d) As soon as practicable and, in any event within 75 days after the end of each fiscal year, the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related audited statement of operations and cash flows for such fiscal year and the related footnotes, in each case prepared in accordance with GAAP and audited by the Company’s independent public accountants and a comparison of the figures in the financial statements delivered pursuant to this clause (d) with the figures for the previous fiscal year.

(e) Any management certification, representation or other similar letters signed by the Chief Executive Officer and Chief Financial Officer (or Chief Accounting Officer if different from the Chief Financial Officer) on the same basis and on the same timetable as provided to Limited prior to the date hereof and, as promptly as reasonably practicable, such other information with respect to the Company or any of its Subsidiaries as may reasonably be requested by Limited.

(f) The financial statements provided pursuant to this Section 5 shall be substantially similar to the format provided to Limited prior to the date hereof; provided that the Company shall not be required to make adjustments to the financial statements to reflect the fact that Limited does not account for its investment in the Company on a “step-up” basis.

(g) Limited hereby acknowledges that (i) it is aware, and that it will advise each of its Affiliates and Limited’s and its Affiliates’ respective representatives who are provided any Confidential Information (as defined in Section 4 hereof) of the Company, including the financial information provided pursuant to this Section 5, that the U.S. securities laws prohibit any person who has received from an issuer material non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (ii) Limited is familiar with the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder, and agrees that Limited, its Affiliates and their respective representatives will not use, or communicate to any person under circumstances where it is reasonably likely that such person is likely to use or cause any person to use, any such information in contravention of the Exchange Act or any of its rules and regulations, including Rules 10b-5 and 14e-3.

(h) During the Black-Out Period (as defined below), Limited agrees that it will not buy, purchase or otherwise acquire, nor sell, assign, pledge, transfer or otherwise dispose of, nor permit the purchase, acquisition, sale, assignment, pledge, transfer or other disposition, of any beneficial ownership interest in any of the Company’s securities, including the Common Stock; provided that (i) Limited shall have received notice of the Black-Out Period at the same time and in the same manner as the Company’s officers and directors and (ii) that the restrictions contained in this Section 5(h) shall not limit Limited’s ability to transfer the Company’s securities pursuant to, and in accordance with, that certain registration rights agreement entered into with Company and the other stockholders of the Company that are party thereto. For the avoidance of doubt, “beneficially owns” means for the purposes of this Agreement the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of any securities of the Company or the right to acquire such rights. The “Black-Out Period” shall mean the Company’s “black-out” period during which the Company’s officers and directors, generally, are restricted from trading the Company’s securities, including its Common Stock .

6. Definitions.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors (or other Persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, no Stockholder shall by reason of this Agreement be deemed to be an Affiliate of any other Stockholder or of the Company.

“Board” means the board of directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Certificate of Incorporation” means the Company’s Certificate of Incorporation as the same may be amended from time to time.

“GAAP” means generally accepted accounting principles in the United States.

“Limited’s Ownership Percentage” means, at any time, the fraction (expressed as a percentage) that results from dividing (i) the number of shares of Common Stock owned by Limited and its Affiliates at such time by (ii) the number of shares of Common Stock held by Limited immediately following the Conversion (as adjusted for stock splits, combinations, recapitalizations and the like).

“EIC’s Ownership Percentage” means, at any time, the fraction (expressed as a percentage) that results from dividing (i) the number of shares of Common Stock owned by EIC and its Affiliates at such time by (ii) the number of shares of Common Stock held by EIC immediately following the Conversion (as adjusted for stock splits, combinations, recapitalizations and the like).

“Nominating Committee” means the Corporate Governance and Nominating Committee of the Board.

“Person” means an individual, corporation, partnership, association, trust, limited liability company, joint venture, unincorporated organization or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Retiring Director” means any director whose term expires at the next annual meeting of the stockholders of the Company pursuant to the terms of the Company’s Certificate of Incorporation.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Subsidiary” means, at any time, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned or controlled directly or indirectly by such Person.

“Transfer” means, with respect to any Common Stock, to sell, assign, dispose of, exchange, or otherwise directly transfer such Common Stock or agree or commit to do any of the foregoing, except for any Transfers to an Affiliate not otherwise prohibited hereby.

7. Amendment and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8. Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise expressly provided herein, nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

9. Headings. Headings are for ease of reference only and shall not form a part of this Agreement.

10. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

11. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, the parties agree that service of process upon such party at the address referred to in Section 18, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13. Entire Agreement. This Agreement (including the Schedules constituting a part of this Agreement) and any other writing signed by authorized representatives of each of the parties after the date hereof that specifically references this Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral between the parties with respect to the subject matter hereof.

14. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by each of the other parties. An executed copy or counterpart hereof delivered by facsimile shall be deemed an original instrument.

15. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

16. Further Assurances. The Stockholders shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

17. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

18. Notices. All notices, requests and other communications to any party or to the Company shall be in writing (including telecopy or similar writing) and shall be given,

If to Parent or to the Company:

Express, Inc.

One Limited Parkway

Columbus, OH 43230

Attention: Chief Executive Officer

Facsimile: (614) 415-8227

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Gary M. Holihan, P.C.

Facsimile: (312) 862-2200

If to EIC:

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 39th Floor

San Francisco, CA 94111

Attention: Stefan L. Kaluzny

Facsimile: (415) 983-2701

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Gary M. Holihan, P.C.

Facsimile: (312) 862-2200

If to Limited:

c/o Limited Brands, Inc.

Three Limited Parkway

Columbus, OH 43230

Attention: Douglas L. Williams

Facsimile: (614) 415-7188

With a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: David L. Caplan

Facsimile No.: 212-701-5800

or to such other address or telecopier number as such party or the Company may hereafter specify for the purpose by notice to the other parties and the Company. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 18 during regular business hours.

19. Enforcement. The parties hereto covenant and agree that the disinterested members of the Board or the disinterested members of any Board committee so designated by the Board have the right to enforce, waive or take any other action with respect to this Agreement, the Merger Agreement, the Conversion Agreement, the Termination Agreement among Parent, certain of its subsidiaries and GGC Administration, LLC, the Registration Agreement among the Company and certain of its stockholders, and the individual letter agreements between the Company and each of the Management Holders (as defined in the Merger Agreement) on behalf of the Company.

*             *             *             *             *

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

EXPRESS PARENT, LLC

By:
Name:

Title:

EXPRESS INVESTMENT CORP.

By:
Name:

Title:

LIMITED BRANDS STORE OPERATIONS, INC.

By:
Name:

Title:

EXP INVESTMENTS, INC.

By:
Name:

Title:

[Signature Page to Stockholders Agreement]

FROM AND AFTER THE CONSUMMATION OF THE MERGERS:

MULTI-CHANNEL RETAIL HOLDINGS, LLC - SERIES G

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

SCHEDULE OF DIRECTORS

Name	Nominated As	Class of Director
David C. Dominik	GGC Nominee	I
Stefan L. Kaluzny	GGC Nominee	III
Michael A. Weiss	GGC Nominee	III
Timothy J. Faber	LBI Nominee	II
Jennie W. Wilson	LBI Nominee	I
Independent Director	—	II